EXHIBIT (h)(3)

FORM OF AUTHORIZED PARTICIPANT AGREEMENT

        This Authorized Participant Agreement (the “Agreement”) is entered into by and between ALPS Distributors, Inc. (the “Distributor”) and ___________________ (the “Participant”) and is subject to acceptance by The Bank of New York, as transfer agent and custodian (the “Transfer Agent”) for the Bear Stearns Active ETF Trust (the “Trust”). Capitalized terms not otherwise defined herein are defined in Section 14 of this Agreement or in the Prospectus.

        WHEREAS, the Distributor serves as the principal underwriter of the Trust in connection with the sale and distribution of shares of beneficial interest (“Shares”) of each series of the Trust (each, a “Fund”); and

        WHEREAS, the Transfer Agent serves as the transfer agent and custodian for the Funds; and

        WHEREAS, the Shares of any Fund may be purchased or redeemed from the Trust only by or through a DTC Participant who has entered into an Authorized Participant Agreement; and

        WHEREAS, the Distributor, the Transfer Agent and the Participant acknowledge and agree that the Trust and each Fund shall be a third party beneficiary of this Agreement and shall receive the benefits contemplated by this Agreement to the extent specified herein.

        NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, agree as follows:

1.	ORDERS FOR PURCHASE AND REDEMPTION

a.	Creation Units. The Shares of any Fund may be purchased or redeemed only in aggregations of a specified number of Shares, as stated in the Prospectus, referred to herein as a “Creation Unit”. The Participant is hereby authorized to purchase and redeem Creation Units of any Fund listed in the Prospectus except for those Funds set forth in Annex I, which may be revised by the Trust from time to time.

b.	Procedures for Orders. The Participant may purchase and/or redeem Creation Units of Shares only through the Manual DTC Process. The procedures for placing and processing an order to purchase Shares (each a “Purchase Order”) and a request to redeem Shares (each a “Redemption Request”) (together, referred to as “Orders”) are described in the Prospectus. All Orders shall be made in accordance with the terms and procedures set forth in the Prospectus. Each party hereto agrees to comply with the provisions of the Prospectus to the extent applicable to it. The Trust reserves the right to issue procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant, the Distributor and the Transfer Agent agree to comply with such procedures as may be issued from time to time upon reasonable notice thereof.

c.	Consent to Recording. It is contemplated that the phone lines used by the Distributor, the Transfer Agent, the Trust or their affiliated persons will be recorded, and the Participant hereby consents to the recording of all calls with any of those parties. In the event that the Distributor, the Transfer Agent, the Trust or any of their affiliated persons becomes legally compelled to disclose to any third party any recording involving communications with the Participant, the Distributor agrees to provide the Participant with reasonable advance written notice identifying the recordings to be so disclosed, together with copies of such recordings, so that the Participant may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so. In the event that such protective order or other remedy is not obtained, or the Participant waives its right to seek such protective order or remedy, the Distributor, the Transfer Agent, or the Trust, or any of their affiliated persons, as the case may be, agrees to furnish only that portion of the recorded conversation that, according to legal custom, is legally required to be furnished and will exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the recorded conversation. The Distributor, the Transfer Agent, the Trust and their affiliated persons shall not otherwise disclose to any third party any recording involving communications with the Participant without the Participant’s express written consent, except the Distributor, the Transfer Agent, the Trust and their affiliated persons may disclose to any regulatory or self-regulatory organization, to the extent required by applicable rule or law, any recording involving communications with the Participant, provided that the recorded communications relate to the Participant’s transactions in, and activities with respect to, Shares under this Agreement.

d.	Irrevocability. The Trust reserves the absolute right to reject any Purchase Order for the reasons specified in this Agreement or in the Prospectus. The Trust and the Distributor shall promptly notify the Participant of a rejection or revocation of any Order. Once accepted, all Orders are irrevocable.

e.	Prospectus Delivery. The Participant consents to the delivery of Fund prospectuses (each, a “Prospectus”) electronically. The Participant understands that current Prospectuses and all required reports for each applicable Fund are available at the Funds’ website at www.bsamonline.com/yyy. The Participant can revoke this consent to delivering Fund Prospectuses electronically at any time by calling 1-866-YYY-9160. The Participant agrees to maintain a valid e-mail address, and further agrees to promptly notify the Distributor if its e-mail address changes. The Participant’s current e-mail address for delivery of Prospectuses is Prospectus-ny@ny.email.gs.com.

2.	EXECUTION OF PURCHASE ORDERS

a.	Purchase Orders for Funds. To effect the purchase of a Creation Unit of a particular Fund, the Participant agrees on behalf of itself, and any Participant Client, to deliver to the Fund the Cash Amount. The Distributor acknowledges and agrees to provide Participant with reasonable advance notice of any applicable transaction fee, or adjustment thereof, in the event the Fund charges such a fee in connection with the creation of Creation Units.

b.	Rejection of Purchase Orders. The Trust or Distributor may reject any Purchase Order that is not submitted in “proper form,” as is defined in the Prospectus. In addition, the Distributor on behalf of each Fund may reject any Purchase Order (based on information provided by the Transfer Agent, the Advisor or the Trust or obtained by the Distributor, as the case may be), if:

(1)	the purchaser or group of purchasers, upon obtaining the Shares ordered, would own 80% or more of the currently outstanding Shares;

(2)	the acceptance of the Purchase Order would, in the opinion of counsel, be unlawful, as in the case of a purchaser who was banned from trading in securities;

(3)	the acceptance of the Purchase Order would otherwise, in the discretion of the Trust or the Advisor, have an adverse effect on the Trust or the particular Fund or on the rights of the shareholders, including but not limited to the Beneficial Owner of the Shares;

(4)	the value of the Creation Units to be created exceeds a purchase authorization limit afforded to the Participant by the Custodian and the Participant has not deposited an amount in excess of such purchase authorization with the Custodian prior to 1:00 p.m., Eastern Time, on the transmittal date; or

(5)	there exist circumstances outside the control of the Trust, the Distributor and the Advisor that make it impossible to process purchases of Shares for all practical purposes. Examples of such circumstances include: acts of God or public service or utility problems such as fires, floods, extreme weather conditions and power outages resulting in telephone, telecopy and computer failures, market conditions or activities causing trading halts, systems failures involving computer or other information systems affecting the Trust, the Advisor, the Transfer Agent, the Custodian, the Distributor, DTC, or any other participant in the purchase process, and similar extraordinary events.

3.	EXECUTION OF REDEMPTION REQUESTS

a.	Redemption Requests. To effect the redemption of a Creation Unit of a particular Fund, the Participant agrees on behalf of itself and any Participant Client to deliver to the Transfer Agent the requisite number of Shares comprising the number of Creation Units being redeemed. Proceeds of the redemption of a Creation Unit shall be paid in cash. The Distributor acknowledges and agrees to provide Participant with reasonable advance notice of any applicable transaction fee, or adjustment thereof, in the event the Fund charges such a fee in connection with the redemption of Creation Units.

b.	Failure to Deliver Shares. The Participant understands and agrees that in the event Shares are not transferred to the Fund, a Redemption Request may be rejected by the Fund and the Participant will be solely responsible for all costs and losses and fees reasonably incurred by the Fund, the Transfer Agent or the Distributor related to the rejected Order. The Participant will not, however, be responsible for costs incurred by the Transfer Agent or the Distributor related to trade breaks or where the failure to transfer Shares is due to negligence or bad faith of the Transfer Agent or the Distributor, an act of God, or is unrelated to any act or omission of the Participant.

c.	Legal and Beneficial Ownership. The Participant represents and warrants that it will not attempt to place a Redemption Request for the purpose of redeeming any Creation Unit of Shares of any Fund unless it or the Participant Client, as the case may be, owns outright or has the authority or right to tender for redemption the requisite number of Shares of the Fund, and that such Shares have not been loaned or pledged by or to another party and are not the subject of a repurchase agreement, securities lending agreement or any other arrangement that, under the circumstances, would preclude the delivery of such Shares to the Transfer Agent on a “regular way” basis.

4.	BENEFICIAL OWNERSHIP. The Participant represents and warrants to the Distributor and the Trust that either (i) it does not hold for its own account 80 percent (80%) or more of outstanding Trust Shares of the relevant Fund or (ii) if it does hold 80 percent (80%) or more of outstanding Trust Shares of the relevant Fund in its own account that such a circumstance would not cause the Trust to have a basis in any Fund Security (i.e., any security in which the Fund invests) different from the fair market value of such security.

5.	AUTHORIZED PERSONS

a.	Certification. Concurrently with the execution of this Agreement and as requested in writing from time to time thereafter by the Fund and/or Distributor, the Participant shall deliver to the Distributor and the Fund, with copies to the Transfer Agent, a certificate (the form of which is set forth in Annex II) signed by a duly authorized person of the Participant setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Participant (each an “Authorized Trader”). Such certificate may be accepted and relied upon by the Distributor and the Fund as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Distributor and the Fund of a superseding certificate in a form approved by the Fund bearing a subsequent date.

b.	PIN Numbers. The Distributor shall issue to each Participant a unique personal identification number (“PIN Number”) by which such Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. The PIN Number shall be kept confidential by the Participant and shall only be provided to Authorized Traders. The Participant may revoke the PIN Number at any time upon written notice to the Distributor and the Fund. Upon receipt of such written request, the Distributor shall promptly de-activate the PIN Number. If a Participant’s PIN Number is changed, the new PIN Number will become effective on a date and time mutually agreed upon by the Participant and the Distributor.

c.	Termination of Authority. In the event that the Participant becomes aware that an unauthorized person has obtained access to its PIN Number or has or intends to use the PIN Number in an unauthorized manner or upon the termination or revocation of authority of such Authorized Trader by the Participant, the Participant shall give prompt written notice of such fact to the Distributor and the Fund and such notice shall be effective upon receipt by both the Distributor and the Fund. Upon receipt of such written request, the Distributor shall promptly de-activate the PIN Number. If a Participant’s PIN Number is changed, the new PIN Number will become effective on a date and time mutually agreed upon by the Participant and the Distributor.

d.	Verification. The Distributor shall assume that all instructions issued to it using the Participant’s PIN Number have been properly placed by an Authorized Trader, unless the Distributor has actual knowledge to the contrary or the Participant has revoked its PIN Number.

e.	Limitation of Liability. The Participant agrees that the Distributor, the Transfer Agent and the Trust shall not be liable, absent fraud, negligence, or willful misconduct, for losses incurred by the Participant as a result of unauthorized use of the Participant’s PIN Number, unless the Participant previously submitted written notice to revoke its PIN Number in accordance with the terms of this Agreement.

6.	STATUS OF PARTICIPANT

a.	Clearing Status. The Participant hereby represents, covenants and warrants that it is and will continue to be a DTC Participant. Any change in the foregoing status of the Participant shall terminate this Agreement and the Participant shall give prompt written notice to the Distributor and the Trust of such change.

b.	Broker-Dealer Status. The Participant hereby represents and warrants that it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer, or is otherwise exempt, according to all applicable state laws in which it conducts its activities as defined hereunder, and (iii) a member in good standing of FINRA. The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant further agrees to comply with all applicable Federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder and with the FINRA By-Laws and NASD Conduct Rules (or of comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules) to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, Shares, and that it will not offer or sell Shares of any Fund in any state or jurisdiction where they may not lawfully be offered and/or sold.

c.	Distributor Status. The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of Shares may be issued and sold by the Fund on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus.

7.	ROLE OF PARTICIPANT

a.	Participant’s Role. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant shall have no authority to act as agent for the Trust, the Transfer Agent or the Distributor in any matter or in any respect. The Participant agrees to make itself and its employees available, upon reasonable request, during normal business hours to consult with the Trust, the Transfer Agent or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement, provided that the Participant shall be under no obligation to divulge or otherwise discuss any information that the Participant reasonably believes (i) is confidential or proprietary in nature or (ii) the disclosure of which to third parties is in violation of any applicable law or is otherwise prohibited.

b.	Delivery of Prospectuses. Participant agrees (i) subject to any privacy obligations or other obligations arising under the federal or state securities laws it may have to its customers, to assist the Distributor in ascertaining certain information regarding sales of Trust Shares made by or through Participant upon the request of the Trust or the Distributor necessary for the Funds to comply with their obligations to distribute information to its shareholders as may be required from time to time under applicable state or federal securities laws; or (ii) in lieu thereof, and at the option of the Participant, the Participant may undertake to deliver prospectuses, as may be amended or supplemented from time to time, proxy material, annual and other reports of the Funds or other similar information to Participant’s customers that custody Shares with the Participant, after receipt from the Funds or the Distributor of sufficient quantities to allow mailing thereof to such customers.

c.	Proprietary Information. Distributor agrees that the names and addresses and other information concerning Participant’s customers are and shall remain the sole property of the Participant, and none of the Distributor, the Trust or any of their respective affiliates shall use such names, addresses or other information for any purpose except in connection with the performance of their duties and responsibilities hereunder.

d.	Privacy. The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

e.	Anti-Money Laundering. Participant represents that it has written policies, procedures and internal controls reasonably designed to comply with applicable anti-money laundering laws and regulations, including applicable provisions of the USA PATRIOT Act of 2001 and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control as the same may be in effect from time to time.

f.	Rights and Obligations of DTC Participant. In executing this Agreement, the Participant, as a DTC Participant, agrees that it shall be bound by those obligations contractually imposed upon DTC Participants by the DTC, in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

8.	MARKETING MATERIALS, PROSPECTUS, AND REPRESENTATIONS

a.	Participant. The Participant represents, warrants and agrees that it will not make, in connection with any sale or solicitation of a sale of Shares, any representations concerning the Shares other than those not inconsistent with the Trust’s then current Prospectus or any promotional materials or sales literature furnished to the Participant by the Distributor or the Trust. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to the Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials, but not including any materials prepared and used for Participant’s internal use only or brokerage communications prepared by Participant in the normal course of its business and consistent with the Trust’s then current Prospectus and in accordance with applicable laws and regulations), except such information and materials as may be furnished to the Participant by the Distributor or the Trust and such other information and materials as may be approved in writing by the Distributor or as otherwise permitted by the last sentence of this paragraph. The Participant understands that the Funds comprising the Trust will not be advertised or marketed as open-end investment companies, i.e., as mutual funds, which offer redeemable securities, and that any advertising materials will prominently disclose that the Shares are not individually redeemable units of beneficial interest in the Trust. In addition, the Participant understands that any advertising material that addresses redemptions of Shares, including the Trust’s Prospectus, will disclose that the owners of Shares may acquire Shares and tender Shares for redemption to the Trust in Creation Unit aggregations only. Notwithstanding anything to the contrary in this Agreement, the Participant and its affiliates may, without the approval of the Distributor or the Trust, prepare and circulate in the regular course of their businesses research, reports and other similar materials that include information, opinions or recommendations relating to the Shares, provided that such reports comply with applicable NASD rules (or of comparable FINRA rules, if such NASD rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA rules).

b.	Distributor. Distributor will provide to the Participant copies of the then current prospectus for each Fund and any printed supplemental information in reasonable quantities upon request. The Distributor represents, warrants and agrees that it will promptly notify the Participant when a revised, supplemented or amended prospectus for any Fund is available and deliver or otherwise make available to the Participant (by sending an electronic copy to Prospectus-ny@ny.email.gs.com) copies of such revised, supplemented or amended prospectus at such time and in such numbers as to enable the Participant to comply with any obligation it may have to deliver such prospectus to customers. As a general matter, the Distributor will make such revised, supplemented or amended prospectus available to the Participant on or before its effective date. The Distributor represents and warrants that (i) the Registration Statement and the Prospectus contained therein conforms in all respects to the requirements of the 1933 Act, and the rules and regulations of the SEC thereunder and do not and will not, as of the applicable effective date as to the Registration Statement and any amendment thereto and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the sale and distribution of the Shares as contemplated herein will not conflict with or result in a breach or violation of any statute or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over the Trust, any Fund or the Distributor; and (iii) no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issuance and sale of the Shares, except the registration under the 1933 Act of the Shares.

9.	INDEMNIFICATION; LIMITATION OF LIABILITY. This paragraph shall survive the termination of this Agreement.

a.	The Participant hereby agrees to indemnify and hold harmless the Distributor, in its capacity as principal underwriter, the Trust, the Transfer Agent, their respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “AP Indemnified Party”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees) incurred by such AP Indemnified Party as a direct result of (i) any breach by the Participant of any provision of this Agreement that relates to the Participant; (ii) any failure on the part of the Participant to perform any of its obligations set forth in the Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations, to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, Shares under this Agreement, except that the Participant shall not be required to indemnify an AP Indemnified Party to the extent that such failure was caused by Participant’s adherence to instructions given or representations made by the Distributor, the Transfer Agent or any AP Indemnified Party, as applicable; or (iv) actions of such AP Indemnified Party in reasonable reliance upon any instructions issued by Participant reasonably believed by such AP Indemnified Party to be genuine and to have been given by the Participant except to the extent that the Participant had previously revoked a PIN Number used in giving such instructions or representations (where applicable) and such revocation was given by the Participant and received by the Distributor and the Transfer Agent in accordance with the terms of Section 5 hereto. The Participant shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any AP Indemnified Party unless the AP Indemnified Party shall have notified the Participant in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the AP Indemnified Party (or after the AP Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Participant of any claim shall not relieve the Participant from any liability which it may have to any AP Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph and shall only release it from such liability under this paragraph to the extent it has been materially prejudiced by such failure to give notice. The Participant shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Participant elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the AP Indemnified Party, defendant, or defendants in the suit, and who shall not, except with the consent of the AP Indemnified Parties, be counsel to the Participant. If the Participant does not elect to assume the defense of any suit, it will reimburse the AP Indemnified Party, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

b.	The Distributor hereby agrees to indemnify and hold harmless the Participant, its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees) incurred by such Distributor Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) any untrue statements or omissions made in any promotional material or sales literature furnished to the Participant or otherwise approved in writing by the Trust or the Fund; or (v) actions of such Distributor Indemnified Party in reasonable reliance upon any instructions issued or representations made by the Distributor, the Trust or the Fund reasonably believed by such Distributor Indemnified Party to be genuine and to have been given by the Distributor, the Trust or the Fund. In addition, the Distributor shall indemnify and hold harmless each Distributor Indemnified Party from and against any loss, liability, cost and expense (including reasonable attorneys’ fees), incurred by such Indemnified Party as a result of any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement, Prospectus, or statement of additional information, as each may be amended from time to time, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Distributor shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Distributor Indemnified Party unless the Distributor Indemnified Party shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor Indemnified Party (or after the Distributor Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to any Distributor Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph and shall only release it from such liability under this paragraph to the extent it has been materially prejudiced by such failure to give notice. The Distributor shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor Indemnified Party, defendant, or defendants in the suit and who shall not, except with the consent of the Distributor Indemnified Parties, be counsel to the Distributor. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnified Party, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Participant promptly of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of the Creation Units or the Shares.

c.	No indemnifying party, as described in paragraphs (a) and (b) above, shall, without the written consent of the AP Indemnified Party or the Distributor Indemnified Party, as the case may be, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the AP Indemnified Party or Distributor Indemnified Party, as the case may be, from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any AP Indemnified Party or Distributor Indemnified Party, as the case may be.

d.	No party to this Agreement shall be liable to any other party or to any other person for any damages arising out of mistakes or errors in data provided to such AP Indemnified Party or Distributor Indemnified Party, as the case may be, by a third party, or arising out of interruptions or delays of electronic means of communications with the AP Indemnified Party or the Distributor Indemnified Party.

10.	TRUST AS THIRD PARTY BENEFICIARY. The Participant and the Distributor understand and agree that the Trust as a third party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust, and the Participant agrees to cooperate with the Trust and the Distributor if a request for information or records is made to the Participant.

11.	ACKNOWLEDGMENT. The Participant acknowledges receipt of the Prospectus and represents that it has reviewed the Prospectus and understands the terms thereof, and further acknowledges that the procedures contained therein pertaining to the creation and redemption of Shares are incorporated herein by reference. The Distributor agrees to process orders, or cause its agents to process orders, for creation in accordance with the provisions of the Prospectus. The Transfer Agent acknowledges that pursuant to the Transfer Agency Agreement between itself and the Funds it is required to process orders for redemptions in accordance with the provisions of the Prospectus.

12.	NOTICES. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram, or facsimile or similar means of same day delivery (with a confirming copy by mail). Unless otherwise notified in writing, all notices shall be at the address or telephone, facsimile or telex numbers as set forth below in this Section 12, except in the case of communications by the Distributor or Transfer Agent to the Participant during the order creation or redemption process (especially the Distributor’s or Transfer Agent’s attempt to contact an Authorized Trader of the Participant with respect to, among other things, ambiguous instructions and the suspension or cancellation of an order) in which case the Distributor and Transfer Agent agree to contact a representative of the ETF Trading Desk of the Participant.

DISTRIBUTOR:	PARTICIPANT:
Attn: General Counsel	Attn: ETF Trading
ALPS Distributors, Inc.	_________________
1290 Broadway, Suite 1100x
Denver, Colorado 80203
Telephone: (___________
Telephone: (303) ________	Facsimile: (___________
Facsimile: (303) 623-7850	Telex:
Telex:

With a copy to:

TRANSFER AGENT AND FUND:	Attn: General Counsel - ________ Division
Attn: The Bank of New York
_________________________
New York, New York _____
Telephone: (___) ________	Telephone: (___________
Facsimile: (___)_________	Facsimile: (___) ________
Telex:	Telex:

13.	COMMENCEMENT OF TRADINGThe Participant may not submit an Order pursuant to this Agreement until five Business Days after effectiveness of this Agreement (which shall not take effect until acknowledged by the Transfer Agent) or such earlier date agreed upon between the Distributor and the Participant.

14.	DEFINITIONS. Unless otherwise defined in the Agreement or the Prospectus, the capitalized terms used in this Agreement are defined as follows.

a.	“1933 Act” means the Securities Act of 1933, as amended.

b.	“1940 Act” means the Investment Company Act of 1940, as amended.

c.	“Advisor” means Bear Stearns Asset Management, Inc.

d.	“Affiliated Person” shall have the meaning given to it by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

e.	“Cash Payment” will be an amount equal to the net asset value per Share of a Fund multiplied by the number of Shares constituting a Creation Unit of such Fund multiplied by the number of Creation Units of such Fund being purchased or redeemed in a particular Order.

f.	“Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended.

g.	“Business Day” shall mean each day the New York Stock Exchange is open for regular trading and the Trust and the Custodian are open for business.

h.	“Cash Amount” means the Cash Payment plus the applicable transaction fee (if any).

i.	“Cash” shall mean same day funds in United States dollars.

j.	“Creation Unit” means an aggregation of a specified number of Shares of a particular Fund of the Trust as stated in the Prospectus.

k.	“Custodian” means the Fund’s custodian, The Bank of New York.

l.	“Manual DTC Process” means the process for effecting purchases orders or redemption requests of Creation Units through DTC.

m.	“DTC” means The Depository Trust Company.

n.	“FINRA” means the Financial Industry Regulatory Authority.

o.	“Participant Client” means any party on whose behalf the Participant acts in connection with an Order (whether a customer or otherwise).

p.	“SEC” means the United States Securities and Exchange Commission.

q.	“Prospectus” means the Trust’s then current prospectus and statement of additional information included in its effective registration statement, as supplemented or amended from time to time.

15.	EFFECTIVENESS, TERMINATION, AND AMENDMENT. This Agreement shall become effective in this form upon delivery to and execution by the Distributor. This Agreement may be terminated at any time by any party upon thirty (30) days prior written notice to the other parties and may be terminated earlier by the Trust or the Distributor at any time in the event of a material breach by the Participant of any provision of this Agreement or the procedures described or incorporated herein. This Agreement supersedes any prior such agreement between or among the parties with respect to the subject matter contained herein. For the purposes of this Agreement, mail will be deemed received by the recipient thereof upon the date that appears on a reasonably acceptable proof of receipt. Titles and section headings are included solely for convenient reference and are not a part of this Agreement. This Agreement constitutes the entire agreement between the parties regarding the matters contained herein and may be amended or modified only by a written document signed by an authorized representative of each party.

16.	GOVERNING LAW. This Agreement and all transactions hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of law doctrine. The parties irrevocably submit to the personal jurisdiction and service and venue of any New York State or United States Federal court sitting in New York, New York having subject matter jurisdiction, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement.

17.	COUNTERPARTS. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

18.	ASSIGNMENT. No party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the other parties, which shall not be unreasonably withheld; provided, that any party may assign its rights and obligations hereunder (in whole, but not in part) without such consent to an entity acquiring all, or substantially all of its assets or business or to an affiliate.

19.	SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

20.	NO PROMOTION. Each of the Trust, the Distributor and the Transfer Agent agrees that it will not, without the prior written consent of Participant in each instance, (i) use in advertising, publicity, or otherwise the name of Participant or any affiliate of Participant, or any partner or employee of Participant, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Participant or its affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Trust, Distributor or Transfer Agent has been approved or endorsed by Participant. This provision shall survive termination or expiration of the Agreement.

21.	SEVERANCE. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement.

22.	NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED: ______________________
ALPS DISTRIBUTORS, INC.	_________________________CO.
BY:______________________________	BY:______________________________
NAME:___________________________	NAME:___________________________
TITLE:____________________________	TITLE:____________________________
ACCEPTED BY:
THE BANK OF NEW YORK (as Transfer Agent)
BY:______________________________
NAME:___________________________
TITLE:____________________________

ANNEX I

FUNDS NOT AUTHORIZED TO CREATE OR REDEEM

        Pursuant to Paragraph 1.a of the Authorized Participant Agreement, the Participant is not authorized to purchase or redeem Creation Units of the following Funds of the Trust:

        Not applicable.

ANNEX II

AUTHORIZED TRADERS OF PARTICIPANT

        The following employees of the Participant are authorized, subject to Paragraph 5 of the Authorized Participant Agreement, to act as agent for the Participant, to submit purchase and redemption requests to the Distributor on behalf of the Participant and in its name with respect to those Funds subject to Paragraph 1.a of the Authorized Participant Agreement.

Name:

E-Mail Address:

Telephone:

Fax:

Name:

E-Mail Address:

Telephone:

Fax:

Name:

E-Mail Address:

Telephone:

Fax:

Name:

E-Mail Address:

Telephone:

Fax:

Name:

E-Mail Address:

Telephone:

Fax:

Certified By:______________________________________
Name:___________________________________________
Title:____________________________________________
Date:____________________________________________